Exhibit 10.5

AMENDED AND RESTATED

LEASE FOR INDUSTRIAL/MANUFACTURING SPACE

(Main Facility)

THIS INDENTURE OF LEASE (this “Lease”) is made and entered into as of this 1st day of May, 2010 by and between City Centre, L.L.C., a Wisconsin limited liability company, party of the first part, and hereinafter referred to as “Landlord,” and Tower Tech Systems Inc., a Wisconsin corporation, party of the second part, and hereinafter referred to as “Tenant.”

WHEREAS:

A.            Landlord owns that certain land in the City of Manitowoc, Wisconsin shown on the site plan attached hereto as Exhibit A (the “Site Plan”), and commonly known as the “Peninsula”.

B.            Landlord and Tenant entered into that certain January 1, 2005 Lease for Industrial/Manufacturing Space, relating to that premises commonly known as 101 S. 16th Street, in the City of Manitowoc, Wisconsin (as subsequently amended, the “Original Lease”).

C.            Landlord and Tenant are desirous of amending and restating the terms and conditions of the Original Lease as set forth herein.

WITNESSETH:

This Lease amends and restates, and supersedes in its entirety, the Original Lease, effective as of the date hereof.

1.             DESCRIPTION OF PREMISES.  The Main Premises, Area A, Area C1 and Area D shall be referred to collectively as the “Premises”:

(a)           Main Premises.  Landlord demises and leases unto the Tenant, and the Tenant does hereby hire and rent from the Landlord, the premises identified as the “Main

Premises” on the Site Plan (excluding, however, building #222 situated therein) upon the terms and conditions hereinafter specifically set forth.   The Main Premises contains 389,000 square feet, more or less, and the buildings within the Main Premises contain 176,538 square feet, more or less.  The Main Premises is commonly known as 100 S. 16th Street, in the City of Manitowoc, Wisconsin.

(c)           Area A.  Landlord demises and leases unto the Tenant, and the Tenant does hereby hire and rent from the Landlord, the premises identified as the “Area A” on the Site Plan upon the terms and conditions hereinafter specifically set forth, for the purposes of staging Tenant’s materials and inventory, access to the Railroad Spur described below, and related uses.  Landlord shall retain the right to use the portion of Area A not occupied by Tenant, so long as Landlord’s use does not interfere with Tenant’s permitted use of Area A.  Area A contains 155,000 square feet, more or less.

(d)           Area C1 and Area D.  Landlord demises and leases unto the Tenant, and the Tenant does hereby hire and rent from the Landlord, the two premises identified as the “Area C1” and “Area D” on the Site Plan upon the terms and conditions hereinafter specifically set forth, for the purposes of employee parking.  Landlord shall retain the right to use the portion of Area C1and Area D not occupied by Tenant, so long as Landlord’s use does not interfere with Tenant’s permitted use of Area C1 and Area D.  Area C1 contains 32,500 square feet, more or less, and Area D contains 18,400 square feet, more or less.

1a.           RAILROAD SPUR.

(a)           Railroad Spur Easement.  Upon the request of Tenant, Landlord agrees to execute and deliver a railroad spur easement in a reasonable form, granting an easement for spur track purposes over and across that certain property identified as the “50’ Railroad Spur” on the Site Plan, which property is partially located within the Premises and partially located on certain adjacent property owned by Landlord (the “Rail Spur Easement”).

(b)           Construction and Operation of Railroad Spur.  Tenant, at its sole cost and expense, may build a railroad spur track (the “Railroad Spur”) within the Railroad Spur Easement Area described in the Railroad Spur Easement.  The Railroad Spur shall be used exclusively by Tenant, except that Tenant may grant a related entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, including but not limited to R. B. A. Inc., a Wisconsin corporation, access to the Railroad Spur Easement Area to utilize the Railroad Spur.  Landlord shall have no right to revenues, if any, derived by Tenant from the Railroad Spur.  Notwithstanding the foregoing, to the extent that Tenant owns the Railroad Spur, Tenant will transfer its interest in the Railroad Spur to Landlord upon the earlier to occur of: i) the termination of the Lease or ii) Tenant ceasing operations at the Premises for a period of ninety (90) days or more, except in the case of a fire or other casualty, governmental action or other cause beyond Tenant’s reasonable control.  Tenant through its operation of the Railroad Spur shall not permit the blockage of access to the City Centre facilities via Center Street or access to the south overhead doors of building #323.

(c)           Governmental Approvals.  Landlord shall cooperate and join in any applications necessary in order to obtain the necessary governmental approvals for the Railroad Spur, at no cost to Landlord.

1b.           PORT FACILITY.  Landlord, at its sole cost and expense, shall use its best efforts to obtain port of entry clearance for “The Peninsula” port (the “Port Facility”), which is located adjacent to the Premises.  Tenant at its sole cost and expense, shall pay all security costs associated its use of the Port Facility, including but not limited to security at the gate to the Port

Facility, to the extent such security is required by applicable governmental laws, rules or regulations.   Landlord may retain any and all revenues derived from operation of the Port Facility.  Notwithstanding the foregoing, Tenant shall be permitted to utilize the Port Facility at no cost to Tenant, only on Tenant’s rented Premises.  Tenant or people that Tenant hires shall cause no damage to property or seawall.  If there is any such damage, Tenant is responsible to repair the damage at its expense.

2.             TERM OF LEASE. The original term of this Lease shall commence on the date hereof, and end at midnight on December 31, 2014.  The Tenant is granted five (5) options to renew this Lease.  Each option is for five (5) years beginning at the end of the lease period just ended.  The Tenant must give a six (6) month written notice prior to the end of any lease period stating that the Tenant wishes to exercise the next option period.

3.             RENTAL.  The Tenant shall pay to the Landlord at 100 Maritime Drive, Suite 3C, Manitowoc, Wisconsin 54220, or at such other place as the Landlord shall from time to time designate in writing, rental computed as follows commencing as of the date hereof:

(a)           Base Year Rent.  Rent shall be payable as follows:

Premises	Per Month	Per Year
Main Premises (excluding Bldg. #222)	$44,134.50	$529,614.00
Area A, Area C1 and Area D	$3,545.11	$42,541.32
Total	$47,679.61	$572,155.32

This annual rent is a base year rent which includes 100% of the base year Real Estate taxes and building insurance (2008).  Notwithstanding the foregoing, for the month of May 2010 only, the parties hereby agree that the rent shall be $79,940.29.

(b)           Additional Rent.  Any other monetary obligations of the Tenant contained herein shall be considered additional rent and shall be paid as the same becomes due.

(c)           Penalty for Late Rent.  Should Tenant pay rent later than the seventh (7th) day of any month during the term of this Lease, the Tenant agrees to pay a late fee of One Hundred Dollars ($100.00) per day.

(d)           Option Period Rent.  The rent during any option period shall be the base rent for the prior lease year times the increase in the rate of inflation based on the Consumer Price Index (CPI) for each prior year since the last increase.

4.             USE OF PREMISES.  The Premises shall be used by the Tenant for manufacturing and related purposes.

5.             OBLIGATIONS OF LANDLORD.

(a)           Maintenance and Repair.  Landlord, at its expense, shall maintain the roof of the buildings and outside walls in good condition of repair and maintenance, and shall keep and maintain the exterior of said building and the common areas in good, sightly, and reasonably attractive condition.  Provided, however, that the Landlord shall not be obligated and the Tenant shall be obligated to make any repairs made necessary by the fault or negligence of the Tenant its employees, clients, or invitees, unless such repairs are covered by the Landlord’s or Tenant’s insurance contracts, in which case the Tenant shall only be responsible for the costs of repair in excess of the proceeds of the Landlord’s or Tenant’s insurance contract.

(b)           Guarantee of Tenant’s Peaceful Possession.  If and while the Tenant shall and does perform all and singular the covenants herein agreed to be performed by the Tenant, the Landlord shall and does hereby warrant and defend the Tenant in the enjoyment and peaceful possession of said Premises during the term of this Lease or any renewal thereof.

(c)           Insurance Coverage.  During the term of this Lease or any renewal thereof, the Landlord shall procure and maintain, at its expense, fire insurance with extended coverage endorsement, with Tenant named as an Additional Named Insured, and in the full replacement value of said building, and shall deliver a certificate evidencing such insurance to Tenant.  Provided, however, that the Landlord shall not be obligated to insure the fixtures furnished and other equipment installed in the Premises by the Tenant and/or owned by the Tenant.  The Landlord shall carry adequate public liability insurance covering its ownership of said Premises, and shall carry adequate public liability insurance covering said building, parking lot, sidewalks, and other common areas.  Such policies of insurance must be written with insurance carriers rated by A.M Best Company as A IIIV or better, and admitted to write insurance in the State of Wisconsin. Such insurance shall not be cancelled, discontinued, or altered without thirty (30) days written notice to the Tenant.

The parties acknowledge that Tenant procured and maintained property insurance for the Premises at its expense prior to January 20, 2009, although such insurance was a Landlord obligation under the Original Lease.  From and after such date Landlord has and shall continue to procure and maintain the insurance required pursuant to this Section 5(c).

(d)           Real Property Taxes.  From and after the date hereof, Year 2008 Real Estate Taxes (ending 12/31/08) shall be considered the “Base Year Taxes”.  Landlord will pay that portion of Tenant’s real estate tax liability each year.  Each subsequent year from and after the date hereof, Tenant shall pay forty-seven and 7/10 percent (47.7%) of any increase over the base year real estate taxes and special Improvement taxes assessed or levied, and Landlord shall pay the remainder of such taxes.  Said payment is due within thirty (30) days of receipt of said bill against the entire property known as the City Centre Peninsula and Wollmer Street property.

The parties acknowledge that prior to the date hereof, Year 2007 Real Estate Taxes (ending 12/31/07) were the applicable Base Year Taxes under the Original Lease, and as of the date hereof Landlord has not yet collected Tenant’s portion of any increase in the applicable Base Year Taxes from January 1, 2008 through December 31, 2008, as provided under the Original Lease.  Because the applicable taxes decreased from 2007 to 2008, no payment is due from Tenant to Landlord relating to such taxes.

(e)           Removal of Snow.  Tenant, at its expense, shall keep the sidewalks, doorways, loading and parking area, and any material storage reasonably free of ice and snow.

6.             OBLIGATIONS OF TENANT.

(a)           Payment of Rentals.  The Tenant shall pay at the time and in the manner heretofore specified the rents herein reserved and such rental shall be payable at 100 Maritime Drive, Suite 3C, Manitowoc, Wisconsin 54220, or at such other place as the Landlord shall from time to time designate in writing.

(b)           Heating, Cooling, Electrical and Fire Sprinklers.  The Tenant shall provide, install and maintain the necessary facilities and equipment to provide heating, cooling, electrical, and fire sprinkler systems for the Premises as Tenant deems necessary.  The Tenant shall pay for all energy costs for heating and cooling the Premises.  Tenant shall also provide and maintain the necessary electrical facilities and services as required by Tenant’s business at Tenant’s expense.  To the best of Landlord’s knowledge, no changes are required by applicable governmental laws, rules or regulations to the fire sprinkler systems for the Premises now or in the future, and Landlord has not received any notice of any potential changes required by applicable governmental laws, rules or regulations.

(c)           Utilities.  The Tenant shall pay for all electric power, sewer, and water consumed upon the Premises for any purpose whatsoever.  Separate electric meters shall be installed by the Tenant so as to accurately meter electric current consumed on the Premises.  Tenant shall be obligated to install, maintain and replace all required lighting fixtures and bulbs.

(d)           Interior Decorating.  Tenant, at its expense, shall keep the Premises clean and neat and in a reasonably attractive condition.  All decorations of the Premises other than the original decorations shall be at the Tenant’s expense.  Tenant may also renovate the exterior of the Premises with the permission of the Landlord.

(e)           Maintenance of Interior.  Tenant at its expense, shall maintain the interior of the Premises, including all walls, floors, ceilings, hallways and bathrooms.  Tenant shall keep said Premises neat, clean and orderly, providing the staff necessary to keep the Premises in the condition required in this Lease.

(f)            Personal Property Taxes.  Tenant shall, at its expense, pay all personal property taxes when said taxes are due.

(g)           Additional Outside Areas.  Any other outside areas within the Premises utilized by Tenant shall be maintained by Tenant throughout the term of this Lease.

(g.1)        Cranes.  Tenant shall have the obligation to repair and maintain the overhead cranes in the Premises at Tenant’s cost.  Tenant will keep all such cranes in good operating condition throughout the term of this Lease and the same will be in good operating condition on the last day of this Lease, reasonable wear and tear and damage from insured casualty excepted.

(h)           Signs.  Tenant shall have the right to erect a sign on the exterior portion of the building, and signage on the interior of the building, provided, however, that any such sign and its location shall first be approved by Landlord prior to installation, which approval shall not be unreasonably withheld.

(i)            Surrender Possession on Termination of Lease.  Tenant, upon termination of this Lease, in any manner, will surrender to Landlord possession of the Premises in good condition and repair, ordinary wear and tear excepted, and loss through fire and other insurable risk excepted, and will deliver up the keys to the Landlord.  Should Tenant holdover with or without Landlord’s consent, this Lease shall continue under the same terms and conditions contained herein, but shall become a month-to-month tenancy.

(j)            Use of Premises.  Tenant shall not allow said Premises to be used for any purpose that will increase the rate of insurance thereon, nor for any purpose other than that of preparation of and distribution of steel products and related uses, nor shall Tenant permit said Premises to be used for any unlawful or immoral purposes or for any purpose that will injure the reputation of the Premises, and Tenant will not use or keep in or about the Premises any article or item which would in any way affect the validity of the standard fire insurance policy of the State of Wisconsin.

(k)           Alterations.  Tenant shall not permit any alterations of or upon any part of the Premises except with the written consent of Landlord, which consent shall not unreasonably be withheld.  All alterations and additions to the Premises made by Tenant shall remain for the benefit of Landlord, unless otherwise provided in said consent.

(l)            Permit No Mechanic’s Liens.  Tenant shall promptly pay for any work done in or about the Premises contracted by Tenant, and will not permit or suffer any mechanic’s liens to attach to the Premises as a result thereof, and shall promptly cause any claim for any such lien to be released, or to secure the Landlord to its satisfaction in the event the Tenant desires to contest any such claim.

(m)          Landlord’s Access.  The Tenant shall allow the Landlord or its agents or employees access to the exterior portions of the Premises at all times, and the interior portions of the Premises at all reasonable times upon prior notice, and in the event of an emergency for the purpose of examining the Premises or to make any needful repairs or alterations of the Premises.  During the last six (6) months of the term of this Lease or any renewal term, the Landlord may show the Premises to prospective tenants, provided such showing does not unreasonably interfere with the Tenant’s use of the Premises.

(n)           Termination on Bankruptcy.  If the Tenant shall be adjudged bankrupt, or if a judgment is rendered against the Tenant in such an amount as to render Tenant insolvent and incapable of meeting the obligations of Tenant hereunder, and such judgment or order is not appealed from, or if the Tenant shall make an assignment for the benefit of creditors, or a receiver shall be appointed for Tenant by a court of competent jurisdiction and said order appointing receiver is not appealed from by the Tenant, this Lease shall immediately terminate, and the Landlord shall have the right to recover the Premises.  Provided, however, if in any of such events Tenant is not in default under the terms of this Lease, the Landlord may not terminate this Lease and may not recover the Premises.

(o)           Tenant’s Insurance.  The Tenant agrees to carry and pay the premiums for commercial general liability insurance, insuring itself and the Landlord against injury to property, person, or loss of life arising out of the use and occupancy of the Premises, with limits of at least $1,000,000 per occurrence and $2,000,000 in the aggregate; Tenant may meet its insurance obligations hereunder through an umbrella policy with limits of at least $8,000,000. Landlord shall be named as “Additional Named Insured” on both policies. Tenant shall furnish to the Landlord as may be requested from time to time, a certificate of said insurance (referencing both policies). Such policies of insurance must be written with insurance carriers rated by A.M Best Company as A IIIV or better, and admitted to write insurance in the State of Wisconsin. Tenant shall not cancel, discontinue, or alter said insurance without thirty (30) days written notice to the Landlord.

(p)           Hazardous Substances — Reportable Uses.

(1)           Hazardous Substances.  Defined:  “Hazardous Substances” means any material or substance: (i) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.  Section 9601 et seq.) and amendments thereto and regulations promulgated thereunder, to the extent such amendments and regulations are in effect on the date hereof, (ii) containing gasoline, oil, diesel fuel or other petroleum products, (iii) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C.  Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder, to the extent such amendments and regulations are in effect on the date hereof, (iv) containing polychlorinated byphenyls (PCB’s), (v) containing asbestos, (vi) radioactive, (vii) biologically dangerous, or (viii) the presence of which requires investigation, reporting or remediation under any federal, state or local statute, regulation, ordinance or policy or which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance in effect on the date hereof, and any toxic, explosive, corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority.

(2)           Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean in addition to those items stated above in Paragraph 6(p)(1), any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises is either (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Landlord to any governmental agency or third party under any applicable statute or common law theory.  Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof.  Tenant shall not engage in any activity in, on or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express written consent of Landlord (consent not to be unreasonably withheld) and compliance in a timely manner (at Tenant’s sole cost and expense) with all applicable law.

(3)           Indemnification.  Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders and ground lessor, if any, and the Premises, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorneys and consultants fees arising out of or involving any Hazardous Substance or storage container brought onto the Premises by or for Tenant or under Tenant’s control.  Tenant’s obligation shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created by Tenant, and the cost of investigation (including consultant’s and attorney’s fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration of earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances or storage tanks, unless specifically so agreed by Landlord in writing at the time of such agreement.

7.             GENERAL PROVISIONS.

(a)           If the building of which the Premises are a part shall be totally destroyed or materially damaged by fire, the elements, or other cause, Tenant shall have the option to terminate this Lease by giving to Landlord written notice of termination within thirty (30) days after such destruction.  If Tenant does not elect to terminate this Lease, the Landlord shall rebuild, reconstruct, or repair the Premises as closely as reasonably possible to their original condition.  Said rebuilding, reconstruction, or repairing shall commence immediately after proper adjustment is made by the Landlord’s insurers, and in any event, within ninety (90) days after the destruction, and shall be completed as expeditiously as possible.

(b)           If the building of which the Premises are a part is partially destroyed or damaged by fire, elements, or other cause (partially destroyed for purposes of this Lease being defined as twenty-five percent (25%) of the building’s appraised value or less), the Landlord shall repair and rebuild the Premises as reasonably close to their original condition as possible.  Such repairing and rebuilding shall commence immediately after proper adjustment is made upon the Landlord’s insurance contracts, or in any event, within thirty (30) days after the destruction, and shall be completed as expeditiously as possible.

(c)           If during the term of this Lease or any renewal term the Premises shall be so damaged by fire, the elements, or other cause not attributable to the Tenant, so as to make the Premises completely or materially untenantable by the Tenant, then and in that event the rent shall completely abate until the Premises have been so restored, so that the Tenant may again occupy the same for the carrying on of its business.  If a part of the Premises are rendered untenantable, the rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Premises which is usable by the Tenant until the damaged part is again ready for Tenant’s occupancy.

(d)           In all cases, allowance shall be made for reasonable delay caused by adjustment of insurance loss, strikes, labor difficulties or any cause beyond Landlord’s reasonable control.

8.             LANDLORD’S REMEDIES.  All rights and remedies of the Landlord herein enumerated shall be cumulative and none shall exclude any other right or remedy allowed by law, to wit:

(a)           If the Tenant defaults in any payment of rent, and such default continues for fifteen (15) days after Landlord’s written notice thereof to Tenant, or if Tenant defaults in the prompt and full performance of any other provision of this Lease and such default continues for thirty (30) days after Landlord’s written notice thereof to Tenant, the Landlord, at its option, may terminate this Lease and Tenant’s right to possession of the Premises.  Landlord shall not be required to provide more than two (2) written notices of default during each “lease year” of this Lease.  After the cure of the second notice of default hereunder, Tenant shall be deemed to know when Tenant is in default and no additional notice is required for the remainder of such lease year.  Lease year shall be defined as each period of time falling between May 1st and April 30th during the term of this Lease.

(b)           Upon any termination of this Lease, whether by lapse of time or otherwise.  or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and the Tenant hereby grants to the Landlord free and full license to enter into and upon the Premises in any such event, with or without process of law, and to repossess the Premises, and to expel or remove Tenant or any others who may be occupying or within the Premises, and to remove any and all property therefrom, using such force as may be necessary without being deemed guilty of trespassing, eviction, or forcible entry or detainer, and without releasing Landlord’s rights to rent or any other right given to the Landlord by this Lease or by operation of law.

(c)           If the Tenant abandons the Premises or otherwise entitles Landlord so to elect to terminate, and Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may at Landlord’s option, enter into the Premises, remove Tenant’s property and other evidences of tenancy, and take and hold possession thereof without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the rent hereunder for the full term.  Upon and after entry into possession without termination of this Lease, Landlord shall use its best effort to relet the Premises or any part thereof for the account of Tenant to any person, firm, or corporation other than Tenant for such rent, for such time and upon such terms as Landlord in Landlord’s sole discretion shall determine.  Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting.  In any such case, Landlord may make repairs in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of the reletting.  If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly the full amount of the rent reserved in this Lease, together with the costs of repairs, redecorating, and Landlord’s expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand; and if the consideration so collected from any such resetting is more than sufficient to pay the full amount of the rent reserved herein, together with the costs and expenses of Landlord, Landlord, at the end of the stated term of the Lease, shall account for the surplus to Tenant.

9.             ASSIGNMENT OR SUBLETTING.  The Tenant may not assign this Lease, or sublet all or any portion of the Premises without the written consent of the Landlord, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Tenant may assign this Lease, or sublet all or any portion of the Premises, to any entity that controls, is controlled by or is under common control with Tenant, without the consent of Landlord

10.           WAIVER OF SUBROGATION.  Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause-of-action against the other, its agents, officers, directors, partners, shareholders or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or any property of such party therein, by reason of fire, the elements or any other cause which could be insured against under the terms of a standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

11.           SAVE HARMLESS CLAUSE - TENANT.

The Tenant agrees that it will at all times protect indemnify, save, and keep harmless the Landlord against and from any and all claims arising out of or from any accidents or other occurrences on or about the Premises causing injury to any person or persons or property (including but not limited to any injuries indirectly or directly caused by lack of security), whomsoever or whatsoever and due directly or indirectly to negligent use of the Premises or any

part thereof by said Tenant, its employees, agents, or invitees.   The Landlord agrees that it will at all times protect indemnify, save, and keep harmless the Tenant against and from any and all claims arising out of or from any accidents or other occurrences on or about the Premises causing injury to any person or persons or property, whomsoever or whatsoever and due directly or indirectly to negligent use of the Premises or any part thereof by said Landlord, its employees, agents, or invitees.

12.           LANDLORD’S RIGHT TO MORTGAGE.  The Tenant’s rights under this Lease are and shall always be subordinate to the lien of any mortgage or mortgages now or hereafter placed upon the land and building of which the Premises are a part, and to all advances hereafter made from time to time upon the security thereof, provided, however, that as long as the Tenant is not in default under the terms of this Lease beyond any applicable cure period, it may continue in possession of the Premises under the terms of this Lease.  Tenant shall cooperate with the Landlord in furnishing.  any information Landlord’s mortgagee shall reasonably request.

13.           PARTIES BOUND.  Each provision hereof shall extend to and shall, as the case might requite, bind and Inure to the benefit of the Landlord and Tenant and their respective heirs, legal representatives, successors, and assigns, provided that this Lease shall not inure to the benefit of any assignee, transferee, or successor of the Tenant except upon the written consent of the Landlord (except as otherwise provided in Section 9 above).

14.           LANDLORD’S LIABILITY FOR DAMAGES.  The Landlord shall not be liable for any damage to any property at any time stored or kept in said Premises or building from water, rain, snow or flooding which may leak, issue, or flow from or into any part of said building, which is Landlord’s responsibility to repair, unless previous written notice shall have been given by Tenant to Landlord of the necessity of the repairs, and Landlord has unreasonably delayed making repairs.

15.           NOTICES.  Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by registered mail to Tenant at the Premises and to Landlord at the address then fixed for the payment of rent, and either party may by like notice at any time and from time to time, designate a different address to which notices shall be sent.  Notices given in accordance with these provisions shall be deemed received when mated.  A copy of any notice to Tenant shall be delivered to the following address: Broadwind Energy, Inc., 47 E. Chicago Avenue, Suite 332, Naperville, IL 60540, Attn: General Counsel.

16.           MISCELLANEOUS.  No waiver of any default by Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated and no express waiver shall affect any default other than the default specified in the express waiver, and then only for the time and to the extent therein stated.  One or more waivers of any covenant, term, or condition of this Lease by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term, or condition.  The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions.  The laws of the State of Wisconsin shall govern the validity, performance, and enforcement of this Lease.  The headings of the several paragraphs contained herein are for convenience only and do not define, limit, or construe the contents of such articles.  The necessary grammatical changes required to make the provisions apply to individuals, singular or plural, males or females, corporations or partnerships, shall be in each case assumed as though in each case expressed.

17.           DEFAULT OF EITHER PARTY.  If either party hereto should be in default under any provisions of this Lease (except in the payment of rent as aforesaid) the other party, prior to exercising any option arising upon such default, shall provide the defaulting party with written notice of such default and the defaulting party shall have thirty (30) days in which to remedy such default, unless a shorter time be provided elsewhere in this Lease, in which case the shorter time shall apply; provided, however, that if any such default cannot be remedied by the defaulting party with reasonable diligence within said thirty (30) days, the defaulting party may have such additional time as may, under the circumstances, be reasonably necessary to remedy such default, provided, further, that this option shall not apply to the payment of any rent reserved hereunto the Landlord.

18.           SEVERABILITY.  If any portion of this agreement shall be found to be illegal, invalid, or have the enforcement of its terms otherwise restricted by a court of competent jurisdiction, the remainder of this agreement shall nevertheless remain in full force and effect

19.           AUTHORITY.  All persons executing this document warrant and represent that they have the appropriate corporate or organizational authority required to bind the parties to this Lease.

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LANDLORD:		TENANT:

CITY CENTRE, L.L.C.		TOWER TECH SYSTEMS, INC.

By:	/s/ Christopher C. Allie	By:	/s/ Jesse E. Collins, Jr.
	Name: Christopher C. Allie		Name: Jesse E. Collins Jr.
	Its: Agent		Its: Group President

By:	/s/ Peter C. Allie
Name: Peter C. Allie
Its: Agent

EXHIBIT A

SITE PLAN OF THE PREMISES

(see attached)